Exhibit 99.1

LiveOne (Nasdaq: LVO) and PodcastOne (Nasdaq: PODC) Promote Ryan Carhart to Chief Financial Officer

●	Expands Cost Savings via Restructuring to Over $23 Million

●	Paid Down $3.7 Million to East West Bank

LOS ANGELES, CA, February 25, 2025 - LiveOne (Nasdaq: LVO), an award-winning, creator-first, music, entertainment, and technology platform, announced today Ryan Carhart’s promotion to Chief Financial Officer of LiveOne, PodcastOne and all their subsidiaries, effective as of February 19, 2025. Robert Ellin, CEO of LiveOne, commented, “We’re thrilled to promote Ryan to CFO. Ryan brings strong financial discipline, respected relationships with analysts, bankers, and our financial team, and a proven track record of effective bank relations. Since his promotion, Ryan has taken immediate action, implementing measures anticipated to result in additional $13 million in cost savings, including significant reductions in expenses at CPS, to achieve anticipated total cash savings of over $23 million.”

Mr. Ellin added, “Ryan has also played a key role in securing a new loan agreement with East West Bank after paying off $3.7 million of East West Bank’s $7 million loan to LiveOne. Furthermore, Ryan has secured a Letter of Intent with a major commercial bank to refinance the remaining East West Bank debt and provide growth capital to our company to expand our business, focusing on profitability.”

About LiveOne

Headquartered in Los Angeles, CA, LiveOne (Nasdaq: LVO) is an award-winning, creator-first, music, entertainment, and technology platform focused on delivering premium experiences and content worldwide through memberships and live and virtual events. LiveOne’s subsidiaries include Slacker, PodcastOne (Nasdaq: PODC), PPVOne, CPS, LiveXLive, DayOne Music Publishing, Drumify and Splitmind. LiveOne is available on iOS, Android, Roku, Apple TV, Spotify, Samsung, Amazon Fire, Android TV, and through STIRR’s OTT applications. For more information, visit liveone.com and follow us on Facebook, Instagram, TikTok, YouTube and Twitter at @liveone. For more investor information, please visit ir.liveone.com.

About PodcastOne

PodcastOne (NASDAQ: PODC) is a leading podcast platform that provides creators and advertisers with a comprehensive 360-degree solution in sales, marketing, public relations, production, and distribution. PodcastOne has surpassed 3.9 billion total downloads with a community of 200 top podcasters, including Adam Carolla, Kaitlyn Bristowe, Jordan Harbinger, LadyGang, A&E’s Cold Case Files, and Varnamtown. PodcastOne has built a distribution network reaching over 1 billion monthly impressions across all channels, including YouTube, Spotify, Apple Podcasts, and iHeartRadio. PodcastOne is also the parent company of PodcastOne Pro which offers fully customizable production packages for brands, professionals, or hobbyists. For more information, visit www.podcastone.com and follow us on Facebook, Instagram, YouTube, and X at @podcastone.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: LiveOne’s reliance on its largest OEM customer for a substantial percentage of its revenue; LiveOne’s ability to consummate any proposed financing, acquisition, spin-out, special dividend, merger, distribution or transaction, the timing of the consummation of any such proposed event, including the risks that a condition to the consummation of any such event would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, spin-out, merger, special dividend, distribution or transaction will not occur or whether any such event will enhance shareholder value; LiveOne’s ability to continue as a going concern; LiveOne’s ability to attract, maintain and increase the number of its users and paid members; LiveOne identifying, acquiring, securing and developing content; LiveOne’s intent to repurchase shares of its and/or PodcastOne’s common stock from time to time under LiveOne’s announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; LiveOne’s ability to maintain compliance with certain financial and other covenants; LiveOne successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; LiveOne’s ability to extend and/or refinance its indebtedness and/or repay its indebtedness when due; uncertain and unfavorable outcomes in legal proceedings and/or LiveOne’s ability to pay any amounts due in connection with any such legal proceedings; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of LiveOne’s subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in LiveOne’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 1, 2024, Quarterly Report on Form 10-Q for the quarter ended December 31, 2024, filed with SEC on February 14, 2025, and in LiveOne’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and LiveOne disclaims any obligation to update these statements, except as may be required by law. LiveOne intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

LiveOne IR Contact:

Liviakis Financial Communications, Inc.
(415) 389-4670
john@liviakis.com

LiveOne Press Contact:

LiveOne
press@liveone.com

Follow LiveOne on social media: Facebook, Instagram, TikTok, YouTube, and Twitter at @liveone.